Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guitar Center Holdings, Inc.:

We consent to the use of our report dated March 18, 2011 with respect to the consolidated balance sheets of Guitar Center Holdings, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

August 9, 2011